EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp.
Great Neck, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of our reports dated December 10, 2018, relating to the consolidated financial statements, the effectiveness of BRT Apartments Corp.’s internal control over financial reporting, and schedule of BRT Apartments Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 19, 2018, relating to the statement of revenues and certain expenses of the property located at 75 Crestmont Way, Greenville, South Carolina for the year ended December 31, 2017, which appears in the Current Report on Form 8-K of BRT Apartments Corp. dated December 19, 2018. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 20, 2019, relating to the statement of revenues and certain expenses of the property located at 3539 Mary Taylor Rd, Birmingham, Alabama for the year ended December 31, 2018, which appears in the Current Report on Form 8-K of BRT Apartments Corp. dated June 20, 2019. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 18, 2019, relating to the statement of revenues and certain expenses of the property located at 1309 Gatewood Drive, Auburn, Alabama for the year ended December 31, 2018, which appears in the Current Report on Form 8-K of BRT Apartments Corp. dated September 18, 2019.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York

November 21, 2019